Exhibit 99.1

NEWS RELEASE

Investor Contact:
Gus Okwu / DRG&E
404-892-8178
gokwu@drg-e.com

Company Contact:
Ornella Napolitano, VP and Treasurer
FiberTower Corporation
202-251-5210
onapolitano@fibertower.com

FiberTower Continued Solid Operating Performance in Third Quarter

Company to Delay Filing of 10-Q to Resolve Non-Cash Goodwill Charge

San Francisco, CA., November 9, 2007 — FiberTower Corporation (NASDAQ: FTWR), a wireless backhaul services provider, today released preliminary operating and financial results for the third quarter and filed a Form 12b-25 notice of late filing of its Quarterly Report on Form 10-Q.

The Company continued its operational progress during the third quarter of 2007 with a number of important milestones.  Service revenues for the three months ended September 30, 2007 increased $1.1 million or 17%, to $7.3 million as compared to $6.2 million for the second quarter of 2007.  Billing T-1s grew by 18% from 10,207 at the end of the second quarter to 12,030 and billing sites grew 8% from 1,848 at the end of the second quarter of 2007 to 1,991.  Billing customer locations grew 15% from 2,819 at the end of the second quarter of 2007 to 3,252 and T-1s per billing site increased from 5.52 at June 30, 2007 to 6.04 at September 30, 2007.

New Customer Locations Sales in the third quarter of 2007 were 1,816 representing an increase of 183% from the previous quarter and 21% greater than the total for all of 2006.  Penetration in existing markets improved during the 2007 third quarter compared to the prior quarter, highlighting FiberTower’s ongoing commitment to site density and cost efficiency.  FiberTower’s co-location rate improved to 1.63 carriers per site representing the third consecutive quarter of growth.

Other highlights for the quarter include the following:

•                  A strategic deal with an existing carrier customer supporting their deployment in Washington D.C., one of the Company’s fastest growing markets.  The agreement represents a substantial amount of the carrier’s customer locations in that market.

•                  The delivery of Carrier Ethernet links to Sprint Nextel (NYSE: S) in support of its 4G build-out.  FiberTower delivered 669 Ethernet circuits to Sprint Nextel in the third quarter of 2007, representing over a third of its total quarterly activations.  With this deployment, FiberTower becomes one of the first backhaul services providers to deliver Carrier Ethernet to a US carrier.

•                  Deployment activity involving multiple carriers in Atlanta, FiberTower’s thirteenth market.  Initial sales in Atlanta occurred in the third quarter with three carriers.  The Atlanta network is expected to be built-out by first quarter of 2008.

The Company ended the September 30, 2007 quarter with consolidated cash, cash equivalents, certificates of deposits and other short-term investments of $261.6 million.

The Company has determined that it will likely be required to incur a material non-cash charge for impairment of its goodwill during the 2007 third quarter and has not yet finalized the amount of the impairment charge to be incurred.  The Company expects to complete the evaluation within the allocated time prescribed under Form 12b-25.  Upon filing of its quarterly results, the Company will issue earnings for the fiscal quarter ended September 30, 2007 and hold its earnings conference call.

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market. With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class microwave and fiber networks in 13 major markets, customer commitments from six of the leading cellular carriers, and partnerships with the largest tower operators in the U.S, FiberTower is considered to be the leading alternative carrier for wireless backhaul.  FiberTower also provides backhaul and access service to government and enterprise markets.  For more information, please visit our website at www.fibertower.com.

Forward Looking Statements

Statements included in this news release which are not historical in nature are “forward-looking statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995.  Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include, without limitation, statements regarding the Company’s planned capital expenditures, expected cost per site, anticipated customer growth, expansion plans, expectations that we will incur a material non-cash charge for impairment of goodwill and anticipated timing of filing its Form 10-Q.  There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, difficulties in integrating our companies after our merger in 2006, anticipated negative cash flows and operating losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, and competition from alternative backhaul service providers and technologies, along with those risk factors described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Key Operating Metrics	4Q06	1Q07	2Q07	3Q07

Billing Sites
Billing Sites Added	355	254	265	143
Ending Billing Sites	1,329	1,583	1,848	1,991
Billing Sites / Sites Deployed	67%	70%	75%	75%

Billing Customer Locations
Billing Customer Locations Added	470	402	613	433
Ending Billing Customer Locations	1,804	2,206	2,819	3,252
Colo rate	1.36	1.39	1.53	1.63

Billing T-1 Equivalents
Billing T-1 Equiv. Added	1,713	1,454	1,884	1,823
Ending Billing T-1 Equivalents	6,869	8,323	10,207	12,030
T-1s per Customer Location	3.81	3.77	3.62	3.70
T-1s/Billing Sites	5.17	5.26	5.52	6.04
T-1s per site/Top 100 Sites	12.7	13.2	14.2	18.4
T-1s per site/Top 200 Sites	10.7	11.3	12.2	15.5
Average MRC per T-1	$239	$234	$229	$218

Sites Deployed
FiberTower Sites Constructed	228	276	193	190
Ending Sites Deployed	1,996	2,272	2,465	2,655

Backlog
Customer Location Backlog**	1,594		2,020

Billing Sites are the number of installed sites from which we currently provide T1(s) to customer(s)

Customer Locations Billing are carrier locations at which we currently provide T1(s). FiberTower sites could have multiple customer locations

Colo rate is the number of customer locations per billing site

Billing T1 Equivalent: A T1 equivalent is either a T1 or another increment of bandwidth of approximately 1.54 megabits per second

Average MRC per T-1 is the average monthly recurring revenue per T-1

Sites Deployed represents the number of sites installed and ready for provision of services.  FiberTower sites can be located at cell towers or on rooftop locations.

Customer Location Backlog is the number of sold customer locations not yet billing. (** Note that FiberTower reports backlog on a semi-annual basis)